Exhibit 99.1

News Release

Marina Biotech Announces the Election of Donald A. Williams to its Board of Directors

Stockholders Approved All Proposals in the 2014 Proxy

BOSTON, MA – (Marketwired – Sep 16, 2014) – Marina Biotech, Inc. (PINKSHEETS: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, announced today that all five of the director nominees submitted to the company's stockholders for election at Marina Biotech's 2014 Annual Meeting of Stockholders held on September 15, 2014 in San Diego, CA were elected to serve as members of the company's board of directors. The director nominees included four incumbent directors — J. Michael French, Stefan Loren, Ph.D., Joseph W. Ramelli and Philip C. Ranker — as well as new board member Donald A. Williams. In addition to the election of all of the director nominees, the recommendations of the Board with respect to all five of the other items that were described in the proxy statement for consideration at the Annual Meeting also received sufficient stockholder support.

"I am pleased to welcome Don Williams to Marina Biotech's Board of Directors," stated J. Michael French, President and CEO of Marina Biotech. "Don's extensive finance experience including strong expertise in developing and funding growth companies will be instrumental as we continue Marina's turn-around and rebuild shareholder value. I look forward to working with Don and the rest of the board of directors through this effort."

Mr. Williams is a 35-year veteran of the public accounting industry, retiring in 2014. Mr. Williams spent 18 years as an Ernst & Young (E&Y) Partner and the last seven years as a Partner with Grant Thornton (GT). Mr. Williams' career focused on private and public companies in the technology and life sciences sectors. During the last seven years at Grant Thornton, he served as the National Leader of Grant Thornton's Life Sciences Practice and the Managing Partner of the San Diego Office. He was the lead partner for both E&Y and GT on multiple initial public offerings; secondary offerings; private and public debt financings; as well as numerous mergers and acquisitions. From 2001 to 2014, Mr. Williams served on the Board of Directors and is past President and Chairman of the San Diego Venture Group and has served on the Board of Directors of various charitable organizations in the communities in which he has lived. Mr. Williams is a graduate of Southern Illinois University with a B.S. degree.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contact:

For media inquiries:
Ryan Ferrell
ryan.ferrell@hdmz.com
Desk/Mobile: (312) 506-5202

For partnership inquires:
J. Michael French
President and CEO
Marina Biotech, Inc.
admin@marinabio.com
(425) 892-4322

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